                                   EXHIBIT 2

                                   AGREEMENT

      THIS AGREEMENT is made and entered into by and between The WELLS FAMILY PARTNERSHIP,a Kentucky general partnership, and DARRELL R. WELLS, an individual (collectively, the "Group").

                  W I T N E S S E T H:

      WHEREAS, each member of the Group owns of record or beneficially shares of the Common Stock of Churchill Downs Incorporated; and

      WHEREAS, each member of the Group desires to file a single Schedule 13D indicating the beneficial ownership of each member; and

      WHEREAS, Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934 (the "Act") requires that, when a Schedule 13D is filed on behalf of more than one person, the Schedule 13D shall include as an exhibit to the Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them;

      NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties hereto covenant and agree as follows:

      1. The Wells Family Partnership and Darrell R. Wells agree that a single Schedule 13D and any amendments thereto relating to the shares of Common Stock of Churchill Downs Incorporated shall be filed on behalf of each of them.

      2. Each of the Wells Family Partnership and Darrell R. Wells acknowledge and agree that pursuant to Rule 13d-1(f)(1) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.

      3. This Agreement shall be terminated only upon the first to occur of the following: (a) the death of any of the individual parties hereto, (b) the dissolution, termination or settlement of the Wells Family Partnership, or (c) a written notice of termination given by any party hereto to all of the other parties hereto.

      4. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument. This Agreement shall not be assignable by any party hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of February, 1998.


                                          /S/ Darrell R. Wells
                                          Darrell R. Wells


                                          THE WELLS FAMILY PARTNERSHIP

                                          By /S/ Darrell R. Wells
                                             Darrell R. Wells, Managing Partner